F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 6
T H I R D
Q U A R T E R
E A R N I N G S
Q 3  |  2 0 2 6

www.busey.com
INVESTOR CONTACT: Tate McKay, Director of Investor Relations and Corporate Development | 217-351-6709
LEAWOOD, KS, October 27, 2026 (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE) Announces 2026 Third Quarter Earnings.

Net Income	Diluted EPS	Net Interest Margin[1]	ROAA[1]	ROATCE[1]
$55.8 million $57.2 million (adj)[2]	$0.61 $0.63 (adj)[2]	3.58%[2] 3.46% (adj)[2]	1.20%[2] 1.23% (adj)[2]	12.93%[2] 13.25% (adj)[2]

MESSAGE FROM OUR CHAIRMAN, PRESIDENT & CEO
Busey reported adjusted diluted EPS[2] of $0.63. Results were impacted by a single commercial relationship in the Central region that incurred a partial charge-off and moved to non-accrual this quarter. Quarterly provision expense increased to $9.6 million, compared to $2.2 million in the prior quarter, primarily as a result of this credit.

Excluding this relationship, underlying trends for the quarter remained solid. Operating revenue[2] was stable at $194.3 million, supported by growth in net interest income. Wealth management revenue increased 15.5% from the prior year. We also maintained strong expense discipline, producing an efficiency ratio[2] of 54.4%.

Deposit growth remained a highlight, increasing at an annualized rate of 11% for the second consecutive quarter as we continued to add relationships and deepen client primacy across our markets. As anticipated, loan balances declined during the quarter, including the repositioning of approximately $65 million of lender finance loans to held for sale as part of our ongoing portfolio management efforts. The loan-to-deposit ratio improved to 82.5% from 87.2% last quarter.

Capital remained strong with Common Equity Tier 1 Capital to Risk Weighted Assets[3] rising to 12.5% (compared to 12.3% a year ago), even after $188.4 million in year-to-date share repurchases, including $59.6 million this quarter.

As we enter the final quarter of 2026, we remain well positioned with an indomitable balance sheet, ample liquidity, and significant capital flexibility. While macroeconomic uncertainty persists, we are confident in our ability to navigate a range of operating environments while continuing to support our clients and create long-term value for our shareholders.
Van A. Dukeman
Chairman, President and CEO of First Busey Corporation

FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Total interest income	$232,571	$224,425	$244,505	$682,481	$658,766
Total interest expense	79,426	72,023	89,368	222,965	246,715
Net interest income	153,145	152,402	155,137	459,516	412,051
Provision for credit losses	9,642	2,189	(985)	14,889	50,308
Net interest income after provision for credit losses	143,503	150,213	156,122	444,627	361,743
Total noninterest income	40,402	44,311	41,198	126,978	107,284
Total noninterest expense	111,398	112,635	120,018	353,552	359,881
Income before income taxes	72,507	81,889	77,302	218,053	109,146
Income taxes	16,662	18,713	20,204	49,051	34,634
Net income	55,845	63,176	57,098	169,002	74,512
Dividends on preferred stock	4,589	4,590	5,131	13,768	5,286
Net income available to common stockholders	$51,256	$58,586	$51,967	$155,234	$69,226

Basic earnings per common share	$0.62	$0.69	$0.58	$1.84	$0.84
Diluted earnings per common share	$0.61	$0.69	$0.58	$1.81	$0.83
Effective income tax rate	22.98%	22.85%	26.14%	22.49%	31.73%
First Busey Corporation (BUSE) | 2026 Q3 — 1

Third quarter 2026 net income for First Busey Corporation, together with its consolidated subsidiaries (“Busey,” “we,” “us,” or “our”) was $55.8 million, or $0.61 per diluted common share, compared to net income of $63.2 million, or $0.69 per diluted common share, for the second quarter of 2026, and $57.1 million, or $0.58 per diluted common share, for the third quarter of 2025. Annualized return on average assets2 and annualized return on average tangible common equity2 were 1.20% and 12.93%, respectively, for the third quarter of 2026.
Pre-provision net revenue2 was $82.9 million for the third quarter of 2026, compared to $81.6 million for the second quarter of 2026 and $76.6 million for the third quarter of 2025. Pre-provision net revenue to average assets2 was 1.78% for the third quarter of 2026, compared to 1.83% for the second quarter of 2026, and 1.63% for the third quarter of 2025.
Adjusted Financial Results
Busey views certain non-operating items, including acquisition-related expenses, restructuring charges, and nonrecurring strategic events, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). We also adjust for net securities gains and losses to align with industry and research analyst reporting. The objective of our presentation of adjusted earnings and adjusted earnings metrics is to allow investors and analysts to more clearly identify quarterly trends in core earnings performance. Pre-tax non-GAAP adjustments to net income were as follows:

	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
PRE-TAX NON-GAAP ADJUSTMENTS TO NET INCOME
Net securities (gains) losses	$703	$(2,445)	$288	$(802)	$10,059
Other noninterest income	—	—	44	—	44
Provision for credit losses	—	—	—	—	49,602
Salaries and employee benefits	724	2,045	5,610	18,893	33,045
Data processing	—	—	424	80	6,690
Net occupancy expense of premises	—	—	9	—	9
Furniture and equipment expenses	—	—	66	—	67
Professional fees	—	704	358	823	7,969
Other noninterest expense	377	377	740	1,131	2,053
Total pre-tax non-GAAP adjustments to net income	$1,804	$681	$7,539	$20,125	$109,538
Adjusted net income,2 which excludes the impact of non-GAAP adjustments, was $57.2 million, or $0.63 per diluted common share, for the third quarter of 2026, compared to $63.7 million, or $0.69 per diluted common share, for the second quarter of 2026 and $62.5 million, or $0.64 per diluted common share, for the third quarter of 2025. Annualized adjusted return on average assets2 and annualized adjusted return on average tangible common equity2 were 1.23% and 13.25%, respectively, for the third quarter of 2026.
Adjusted pre-provision net revenue2 was $84.0 million for the third quarter of 2026, compared to $84.8 million for the second quarter of 2026 and $83.9 million for the third quarter of 2025. Adjusted pre-provision net revenue to average assets2 was 1.80% for the third quarter of 2026, compared to 1.90% for the second quarter of 2026 and 1.78% for the third quarter of 2025.
For more information and a reconciliation of non-GAAP measures—which are identified with the End Note labeled as 2—in tabular form, see "Non-GAAP Financial Information."
First Busey Corporation (BUSE) | 2026 Q3 — 2

Net Interest Income
Net interest income increased by $0.7 million in the third quarter of 2026, compared to the second quarter of 2026, driven by growth in average earning assets. Deposit funding costs were 13 basis points higher during the quarter largely due to continued success in deposit gathering initiatives as well as repricing impacts from the late quarter Federal Open Market Committee rate hike. Based on our most recent Asset Liability Management Committee model, a +100 basis point parallel rate shock is expected to increase net interest income by 1.5% (relative to a current base rate scenario) over the subsequent twelve-month period. Busey continues to evaluate and execute off-balance sheet hedging and balance sheet strategies as well as embedding rate protection in our asset originations to provide consistent and predictable net interest income performance across different interest rate environments. Deposit balances increased by $408.8 million, or 2.7%, primarily as a result of seasonal public funds inflows and strategic efforts to grow core customer deposits. At September 30, 2026, Busey Bank had $10.0 million of brokered funding, comprising 0.1% of total deposits, reflecting a $50.0 million reduction of brokered funding during the third quarter. Total deposit cost of funds increased from 1.80% during the second quarter of 2026 to 1.93% during the third quarter of 2026, with spot rates on total deposit costs increasing from 1.87% at June 30, 2026, to 1.97% at September 30, 2026. Busey continues to operate in a net excess cash position and at September 30, 2026, had cash and due from banks balances of $907.5 million. Busey’s average total cost of funds was 1.99% for the third quarter of 2026.
First Busey Corporation (BUSE) | 2026 Q3 — 3

Net Interest Margin2
Busey’s average balances, annualized yield rates, and net interest margins are presented in the table below:

	Three Months Ended
	September 30, 2026			June 30, 2026
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(vi)	Average Balance	Income/ Expense	Yield/ Rate(vi)
ASSETS
Interest-bearing bank deposits and federal funds sold	$688,669	$6,387	3.68%	$123,868	$1,057	3.42%
Investment securities(i)(ii)	3,234,024	28,664	3.52%	2,964,414	24,483	3.31%
Restricted bank stock	77,935	1,237	6.30%	85,153	1,127	5.31%
Loans held for sale	20,037	398	7.88%	8,358	122	5.85%
Portfolio loans(i)(iii)	13,035,599	196,736	5.99%	13,326,579	198,477	5.97%
Total interest-earning assets(i)	17,056,264	$233,422	5.43%	16,508,372	$225,266	5.47%
Noninterest-earning assets	1,414,675			1,378,725
Total assets	$18,470,939			$17,887,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing transaction deposits	$3,426,877	$15,343	1.78%	$3,203,014	$13,463	1.69%
Savings and money market deposits	6,127,538	38,445	2.49%	5,615,951	32,220	2.30%
Time deposits	2,408,540	21,135	3.48%	2,342,629	20,078	3.44%
Federal funds purchased and repurchase agreements	150,791	928	2.44%	169,008	1,098	2.61%
Borrowings(iv)	292,005	3,575	4.86%	450,454	5,164	4.60%
Total interest-bearing liabilities	12,405,751	$79,426	2.54%	11,781,056	$72,023	2.45%
Noninterest-bearing deposits	3,439,388			3,467,436
Other liabilities	272,038			240,118
Stockholders’ equity	2,353,762			2,398,487
Total liabilities and stockholders’ equity	$18,470,939			$17,887,097

Net interest margin(i)(v)		$153,996	3.58%		$153,243	3.72%
___________________________________________
(i)On a tax-equivalent basis and assuming a federal income tax rate of 21.0%.
(ii)Investment securities include debt securities available for sale, debt securities held to maturity, and equity securities.
(iii)Non-accrual loans have been included in average portfolio loans.
(iv)Includes, as applicable, short-term borrowings, long-term borrowings, subordinated notes, and junior subordinated debt owed to unconsolidated trusts.
(v)For a reconciliation of non-GAAP measures, see “Non-GAAP Financial Information.”
(vi)Annualized.
First Busey Corporation (BUSE) | 2026 Q3 — 4

Noninterest Income

	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
NONINTEREST INCOME
Wealth management fees	$19,846	$19,981	$17,184	$59,197	$51,325
Payment technology solutions	5,108	4,968	5,092	15,153	15,121
Treasury management services	4,824	4,789	4,228	14,069	11,634
Capital markets income	1,472	1,871	1,936	5,714	4,515
Card services and ATM fees	4,733	4,813	4,799	14,192	13,388
Other service charges on deposit accounts	1,361	1,407	1,617	4,274	4,663
Income on bank owned life insurance	1,659	1,637	1,623	4,912	4,814
Net securities gains (losses)	(703)	2,445	(288)	802	(10,059)
Other noninterest income	2,102	2,400	5,007	8,665	11,883
Total noninterest income	$40,402	$44,311	$41,198	$126,978	$107,284
Compared to the Second Quarter of 2026
Total noninterest income decreased by 8.8% compared to the second quarter of 2026, primarily due to a $3.1 million unfavorable swing in net securities gains (losses). Net securities gains and losses were largely unrealized.
Wealth management fees were impacted by a $0.7 million decrease in seasonal tax preparation fees.
Other noninterest income was impacted by a $0.7 million lower-of-cost-or-market (“LOCOM”) adjustment recorded in connection with the repositioning of a pool of lender finance loans to held for sale as part of our ongoing portfolio management efforts.
Compared to the Third Quarter of 2025
Total noninterest income decreased by 1.9% compared to the third quarter of 2025, primarily due to $2.9 million in declines from other noninterest income, partially offset by $2.7 million in increases from wealth management fees.
Busey’s Wealth Management division ended the third quarter of 2026 with $16.72 billion in assets under care, compared to $14.96 billion at the end of the third quarter of 2025. Busey’s portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark4 over the last three, five, and seven years.
Declines in other noninterest income were primarily driven by decreases in income from private equity investments, mortgage revenue, and the aforementioned LOCOM adjustment.
First Busey Corporation (BUSE) | 2026 Q3 — 5

Operating Efficiency

	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
NONINTEREST EXPENSE
Salaries and employee benefits	$66,432	$67,677	$74,145	$219,339	$220,068
Data processing	9,436	8,868	9,714	28,168	33,310
Net occupancy expense of premises	7,977	7,850	7,982	23,479	21,613
Furniture and equipment expenses	2,530	2,336	2,143	7,043	6,296
Professional fees	2,507	3,041	2,931	8,787	15,316
Amortization of intangible assets	4,151	4,232	4,507	12,674	12,182
Interchange expense	1,156	1,096	1,336	3,368	3,976
FDIC insurance	1,293	2,349	3,151	6,093	7,742
Other noninterest expense	15,916	15,186	14,109	44,601	39,378
Total noninterest expense	$111,398	$112,635	$120,018	$353,552	$359,881
Adjusted noninterest expense2, which excludes acquisition and restructuring expenses, was as follows:

	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
NONINTEREST EXPENSE WITH NON-GAAP ADJUSTMENTS
Salaries and employee benefits	$65,708	$65,632	$68,535	$200,446	$187,023
Data processing	9,436	8,868	9,290	28,088	26,620
Net occupancy expense of premises	7,977	7,850	7,973	23,479	21,604
Furniture and equipment expenses	2,530	2,336	2,077	7,043	6,229
Professional fees	2,507	2,337	2,573	7,964	7,347
Amortization of intangible assets	4,151	4,232	4,507	12,674	12,182
Interchange expense	1,156	1,096	1,336	3,368	3,976
FDIC insurance	1,293	2,349	3,151	6,093	7,742
Other noninterest expense	15,539	14,809	13,369	43,470	37,325
Adjusted noninterest expense (Non-GAAP)(i)	$110,297	$109,509	$112,811	$332,625	$310,048
___________________________________________
(i)Beginning in 2026, to better align with industry standards, Busey revised its calculation of adjusted noninterest expense, for all periods presented, to exclude any adjustment for amortization of intangible assets.
Compared to the Second Quarter of 2026
Total noninterest expense decreased by 1.1% compared to the second quarter of 2026. Excluding acquisition and restructuring expenses, total noninterest expense increased by 0.7%, primarily due to increases in data processing and other noninterest expense, partially offset by a decrease in expense for FDIC insurance. FDIC insurance costs declined as a result of prior-period adjustments. Increases in other noninterest expense were driven by business development and loan costs.
Compared to the Third Quarter of 2025
Total noninterest expense decreased by 7.2% compared to the third quarter of 2025. Excluding acquisition and restructuring expenses, total noninterest expense declined by 2.2%, primarily due to decreases in expense for salaries and employee benefits and FDIC insurance, partially offset by an increase in other noninterest expense. Increases in other noninterest expense were driven by marketing, business development, and check card service fees.
Busey remains focused on prudently managing its expense base and operating efficiency. The efficiency ratio2 was 54.4% for the third quarter of 2026, compared to 54.0% for the second quarter of 2026, and 54.8% for the third quarter of 2025.
First Busey Corporation (BUSE) | 2026 Q3 — 6

BALANCE SHEET STRENGTH
Busey’s financial strength is built on a long-term conservative operating approach. That focus has endured over time and will continue to guide us in the future.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	As of
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
ASSETS
Cash and cash equivalents	$883,053	$665,373	$371,894
Interest-bearing time deposits in other banks	24,450	14,450	13,580
Debt securities available for sale	2,669,937	2,265,167	2,099,259
Debt securities held to maturity	685,134	703,988	784,821
Equity securities	15,557	16,397	15,931
Loans held for sale	68,081	8,660	8,943
Portfolio loans	12,822,489	13,195,154	13,598,266
Allowance for credit losses	(164,280)	(164,204)	(174,181)
Restricted bank stock	77,067	83,171	77,006
Premises and equipment, net	190,257	191,953	190,721
Goodwill and other intangible assets, net	467,137	471,288	485,203
Other assets	819,724	740,470	717,185
Total assets	$18,558,606	$18,191,867	$18,188,628

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Total deposits	$15,537,566	$15,128,745	$15,070,162
Securities sold under agreements to repurchase	154,693	144,061	147,152
Borrowings	302,214	285,734	272,971
Other liabilities	307,854	250,157	249,508
Total liabilities	16,302,327	15,808,697	15,739,793

Stockholders’ equity
Retained earnings	424,880	395,409	303,077
Accumulated other comprehensive income (loss)	(241,880)	(141,080)	(136,801)
Other stockholders' equity(i)	2,073,279	2,128,841	2,282,559
Total stockholders’ equity	2,256,279	2,383,170	2,448,835
Total liabilities and stockholders’ equity	$18,558,606	$18,191,867	$18,188,628
___________________________________________
(i)Net balance of preferred stock ($0.001 par value), common stock ($0.001 par value), additional paid-in capital, and treasury stock.
Loans Held for Sale
A pool of lender finance commercial loans acquired in the acquisition of CrossFirst Bankshares, Inc. (“CrossFirst”) was reclassified to held for sale during the third quarter of 2026. As a result of the transfer, Busey recognized both (1) a $0.7 million LOCOM adjustment as a reduction to other noninterest income, primarily attributable to the purchase premium assigned to these loans at acquisition, and (2) a $0.7 million release of allowance for credit losses as a reduction to provision expense. The loans were subsequently sold in the fourth quarter. As of September 30, 2026, loans held for sale included $3.0 million of mortgage loans and $65.1 million of commercial loans.
First Busey Corporation (BUSE) | 2026 Q3 — 7

Portfolio Loans
Busey remains steadfast in its conservative approach to underwriting and disciplined approach to pricing. Busey’s loan portfolio comprised the following:

	As of
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
PORTFOLIO LOANS
Commercial loans:
Commercial and industrial and other commercial	$3,770,796	$3,959,997	$4,395,871
Commercial real estate	5,258,021	5,452,781	5,424,095
Real estate construction	1,066,709	1,027,069	1,099,524
Total commercial loans	10,095,526	10,439,847	10,919,490
Retail loans:
Retail real estate	2,089,618	2,116,360	2,196,246
Retail other	637,345	638,947	482,530
Total retail loans	2,726,963	2,755,307	2,678,776
Total portfolio loans	$12,822,489	$13,195,154	$13,598,266
CRE loans comprised 41.0% of Busey’s total loan portfolio as of September 30, 2026, and CRE properties were 26.6% owner occupied. Owner-occupied commercial real estate is generally dependent on the performance of the borrowers’ businesses, whereas non-owner-occupied commercial real estate is generally reliant on property cash flows generated by third-party tenants.

	As of
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
COMMERCIAL REAL ESTATE LOANS
Non-owner-occupied commercial real estate	$3,861,572	$4,019,517	$4,034,429
Owner-occupied commercial real estate	1,396,449	1,433,264	1,389,666
Total commercial real estate loans	$5,258,021	$5,452,781	$5,424,095
First Busey Corporation (BUSE) | 2026 Q3 — 8

Asset Quality
Despite the previously mentioned credit relationship that went on non-accural status, asset quality remains strong. Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

	As of
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
Total assets	$18,558,606	$18,191,867	$18,188,628
Portfolio loans	12,822,489	13,195,154	13,598,266
Loans 30 – 89 days past due	16,877	8,135	18,914
Non-performing loans:
Non-accrual loans	80,949	62,766	46,096
Loans 90+ days past due and still accruing	689	4,668	1,418
Non-performing loans	81,638	67,434	47,514
Other non-performing assets	1,969	2,871	10,210
Non-performing assets	83,607	70,305	57,724
Substandard (excludes 90+ days past due)	161,253	155,737	103,329
Classified assets	$244,860	$226,042	$161,053

Allowance for credit losses	$164,280	$164,204	$174,181

RATIOS
Non-performing loans to portfolio loans	0.64%	0.51%	0.35%
Non-performing assets to total assets	0.45%	0.39%	0.32%
Non-performing assets to portfolio loans and other non-performing assets	0.65%	0.53%	0.42%
Allowance for credit losses to portfolio loans	1.28%	1.24%	1.28%
Coverage ratio of the allowance for credit losses to non-performing loans	2.01 x	2.44 x	3.67 x
Classified assets to Bank Tier 1 capital(i) and allowance for credit losses	10.61%	9.69%	7.03%
___________________________________________
(i)Capital amounts for the third quarter of 2026 are not yet finalized and are subject to change.
Non-performing assets increased by $13.3 million compared to June 30, 2026, and increased by $25.9 million compared to September 30, 2025. The quarter-over-quarter increase was driven by one commercial relationship totaling $37.6 million. Due to emerging circumstances, the relationship was moved to a non-accrual status, incurred a partial charge-off of $10.0 million, and was allocated an individual reserve of $17.8 million against the remaining $27.6 million September 30, 2026, balance. Non-performing assets represented 0.45% of total assets as of September 30, 2026, a 6 basis point increase from June 30, 2026, and a 13 basis point increase from September 30, 2025.
Classified assets increased by $18.8 million compared to June 30, 2026, and increased by $83.8 million compared to September 30, 2025.
The allowance for credit losses was $164.3 million as of September 30, 2026, equal to 2.0 times the balance of non-performing loans and representing 1.28% of total portfolio loans.
First Busey Corporation (BUSE) | 2026 Q3 — 9

Busey’s net charge-offs and provision for credit losses were as follows:

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)

	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025(i)
Net charge-offs	$11,368	$6,382	$5,848	$25,112	$50,158

Provision for loan losses	$11,444	$1,532	$(3,305)	$15,369	$40,152
Provision for unfunded commitments	(1,802)	657	2,320	(480)	10,156
Provision for credit losses	$9,642	$2,189	$(985)	$14,889	$50,308

Net charge-off ratio(ii)	0.35%	0.19%	0.17%	0.25%	0.54%
___________________________________________
(i)The nine months ended September 30, 2025, included $42.4 million to establish an initial allowance for loan losses for loans purchased without credit deterioration (“non-PCD” loans) and $7.2 million to establish an initial allowance for unfunded commitments following the close of the CrossFirst acquisition in the first quarter of 2025 and adoption of a new CECL model in the second quarter of 2025.
(ii)Annualized measure.
Net charge-offs increased by $5.0 million when compared to the second quarter of 2026, and increased by $5.5 million when compared with the third quarter of 2025. The third quarter increase in net charge-offs was primarily the result of the commercial relationship for which Busey recorded a $10.0 million partial charge-off, as discussed above.
Deposits
Busey’s deposits were comprised of the following:

	As of
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025
DEPOSITS
Noninterest-bearing deposits	$3,439,061	$3,496,319	$3,554,936
Interest-bearing transaction deposits	3,546,503	3,315,200	3,171,255
Savings deposits and money market deposits	6,147,198	5,934,920	5,910,183
Time deposits	2,404,804	2,382,306	2,433,788
Total deposits	$15,537,566	$15,128,745	$15,070,162
Busey’s loan-to-deposit ratio improved to 82.5% as of September 30, 2026, compared to 87.2% as of June 30, 2026. Core deposits2 accounted for 94.0% of total deposits as of September 30, 2026. The quality of Busey’s core deposit franchise is a critical value driver of the institution. In addition to the $3.44 billion of noninterest-bearing deposits, Busey also has $1.84 billion of interest-bearing non-maturity deposits that are priced at 1 basis point, providing stable, rate inelastic funding. Busey management believes we have ample on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
Liquidity
As of September 30, 2026, Busey’s available sources of on- and off-balance sheet liquidity5 totaled $9.36 billion. Furthermore, Busey’s balance sheet liquidity profile continues to be aided by the cash flows expected from Busey’s relatively short-duration securities portfolio. Those cash flows were approximately $138.0 million in the third quarter of 2026. Cash flows from our securities portfolio are expected to be approximately $89.6 million for the remainder of 2026, with a current book yield of 3.40%.
First Busey Corporation (BUSE) | 2026 Q3 — 10

Capital Strength
The strength of our balance sheet is also reflected in our robust capital foundation. The following table presents Busey’s capital estimates3 and tangible equity position:

	As of
(dollars in thousands, except per share amounts)	September 30, 2026	June 30, 2026	September 30, 2025
Common equity Tier 1 capital to risk weighted assets(i)	12.47%	12.53%	12.33%
Total capital to risk weighted assets(i)	16.10%	16.10%	15.89%
Tangible common equity(ii)	$1,573,945	$1,696,685	$1,748,435
Tangible common equity to tangible assets(ii)	8.70%	9.57%	9.88%
Tangible book value per common share(ii)	$19.37	$20.40	$19.69
___________________________________________
(i)Capital amounts and ratios as of September 30, 2026, are not yet finalized and are subject to change.
(ii)For a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures, see “Non-GAAP Financial Information.”
Dividends
Busey's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends. During the third quarter of 2026, Busey paid dividends of $0.26 per share on its outstanding shares of common stock. Busey also paid dividends of $20.00 per share on its outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock and $0.515625 per share on its outstanding depositary shares, each representing a 1/40th interest in a share of Busey’s 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock.
Share Repurchases
During the third quarter of 2026, under its stock repurchase plan, Busey purchased 1,972,900 shares of its common stock at a weighted average price of $30.21 per share for a total of $59.6 million (excluding excise taxes). As of September 30, 2026, Busey had 1,925,875 shares remaining available for repurchase under the plan.
THIRD QUARTER EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to our Q3 2026 Earnings Investor Presentation furnished via Form 8‑K on October 27, 2026, in connection with this earnings release.
CORPORATE PROFILE
As of September 30, 2026, First Busey Corporation (Nasdaq: BUSE) was an $18.56 billion financial holding company headquartered in Leawood, Kansas.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Champaign, Illinois, had total assets of $18.51 billion as of September 30, 2026. Busey Bank currently has 80 banking centers, with 21 in central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, four in the Dallas-Fort Worth Metropolitan Statistical Area, three in the Kansas City Metropolitan Statistical Area, three in southwest Florida, three in Oklahoma, three in Colorado, three in Arizona, one in Indianapolis, Indiana, one in Wichita, Kansas, and one in Clayton, New Mexico. More information about Busey Bank can be found at busey.com.
Through its Wealth Management division, Busey provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $16.72 billion as of September 30, 2026. More information about Busey’s Wealth Management services can be found at busey.com/wealthmanagement.
Busey Bank’s payment technology solutions specialize in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. Busey provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, Busey simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services.
First Busey Corporation (BUSE) | 2026 Q3 — 11

Busey is honored to be consistently recognized as an outstanding financial services organization with the proven ability to preserve profitability, along with an engaged culture of integrity and commitment to community development. In 2026, Busey was recognized among the World’s Top Performing Banks by Forbes and American Banker’s Top-Performing Banks with $10 to $50 billion in assets. Additionally, American Banker has named Busey a Best Bank to Work For since 2016 while Pensions and Investments has recognized Busey as a Best Place to Work in Money Management since 2018. At the local level, Busey is continually honored among the Best Places to Work in Illinois (since 2016), Best Companies to Work For in Florida (since 2017) and Best Places to Work in Indiana (since 2024).
NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring items and provide additional perspective on Busey’s performance over time.
The following tables present reconciliations between these non-GAAP measures and what management believes to be the most directly comparable GAAP financial measures.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax-effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted in the tables below.
First Busey Corporation (BUSE) | 2026 Q3 — 12

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

		Three Months Ended			Nine Months Ended
(dollars in thousands, except per share amounts)		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (GAAP)	[a]	$55,845	$63,176	$57,098	$169,002	$74,512
Day 2 provision for credit losses(i)		—	—	—	—	45,572
Adjustment of initial provision for unfunded commitments due to adoption of new model(ii)		—	—	—	—	4,030
Other acquisition (income) expenses		1,132	1,196	7,251	7,572	49,877
Restructuring expenses		(31)	1,930	—	13,355	—
Net securities (gains) losses		703	(2,445)	288	(802)	10,059
Related tax benefit(iii)		(451)	(170)	(2,141)	(5,031)	(29,181)
Non-recurring deferred tax adjustment(iv)		—	—	—	—	4,919
Adjusted net income (Non-GAAP)	[b]	57,198	63,687	62,496	184,096	159,788
Preferred dividends	[c]	4,589	4,590	5,131	13,768	5,286
Adjusted net income available to common stockholders (Non-GAAP)	[d]	$52,609	$59,097	$57,365	$170,328	$154,502

Weighted average number of common shares outstanding, diluted (GAAP)	[e]	83,733,110	85,385,382	90,218,382	85,634,496	83,609,999
Diluted earnings per common share (GAAP)	[(a-c)÷e]	$0.61	$0.69	$0.58	$1.81	$0.83
Adjusted diluted earnings per common share (Non-GAAP)	[d÷e]	$0.63	$0.69	$0.64	$1.99	$1.85
___________________________________________
(i)The Day 2 provision represents the initial provision for credit losses recorded in connection with the CrossFirst acquisition to establish an allowance on non-PCD loans and unfunded commitments and is reflected within the provision for credit losses line on the Statements of Income.
(ii)In the second quarter of 2025, Busey recorded an adjustment to the initial provision for unfunded commitments for CrossFirst acquisition-date balances based on revised estimates resulting from implementation of a new CECL model.
(iii)Tax benefits were calculated using tax rates of 25.0% and 26.6% for the nine months ended September 30, 2026 and 2025, respectively. Tax benefits for quarterly periods were calculated as the year-to-date tax amounts less the tax reported for previous quarters during the year.
(iv)A deferred tax valuation adjustment was recorded in the first quarter of 2025 in connection with the CrossFirst acquisition and the expansion of Busey’s footprint into new states. Additionally, 2025 included a write-off of deferred tax assets related to non-deductible compensation and acquisition-related expenses. Deferred tax adjustments are reflected within the income taxes line on the Statements of Income.
First Busey Corporation (BUSE) | 2026 Q3 — 13

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Return On Average Assets, Return On Average Tangible Common Equity, and Related Adjusted Return Measures

		Three Months Ended			Nine Months Ended
(dollars in thousands)		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (GAAP)	[a]	$55,845	$63,176	$57,098	$169,002	$74,512
Amortization of intangible assets		4,151	4,232	4,507	12,674	12,182
Tax effect of amortization of intangible assets(i)		(1,038)	(1,058)	(1,210)	(3,169)	(3,245)
Preferred dividends		(4,589)	(4,590)	(5,131)	(13,768)	(5,286)
Tangible net income available to common stockholders (Non-GAAP)	[b]	$54,369	$61,760	$55,264	$164,739	$78,163

Adjusted net income (Non-GAAP)(ii)	[c]	$57,198	$63,687	$62,496	$184,096	$159,788
Amortization of intangible assets		4,151	4,232	4,507	12,674	12,182
Tax effect of amortization of intangible assets(i)		(1,038)	(1,058)	(1,210)	(3,169)	(3,245)
Preferred dividends		(4,589)	(4,590)	(5,131)	(13,768)	(5,286)
Adjusted tangible net income available to common stockholders (Non-GAAP)	[d]	$55,722	$62,271	$60,662	$179,833	$163,439

Average total assets	[e]	$18,470,939	$17,887,097	$18,662,449	$18,140,923	$17,534,644
Return on average assets (Non-GAAP)(iii)	[a÷e]	1.20%	1.42%	1.21%	1.25%	0.57%
Adjusted return on average assets (Non-GAAP)(iii)	[c÷e]	1.23%	1.43%	1.33%	1.36%	1.22%

Average common equity		$2,138,564	$2,183,290	$2,210,711	$2,191,883	$2,109,046
Average goodwill and other intangible assets, net		(469,792)	(474,043)	(486,625)	(474,207)	(464,316)
Average tangible common equity (Non-GAAP)	[f]	$1,668,772	$1,709,247	$1,724,086	$1,717,676	$1,644,730

Return on average tangible common equity (Non-GAAP)(iii, iv)	[b÷f]	12.93%	14.49%	12.72%	12.82%	6.35%
Adjusted return on average tangible common equity (Non-GAAP)(iii, iv)	[d÷f]	13.25%	14.61%	13.96%	14.00%	13.29%
___________________________________________
(i)Tax effects were calculated using income tax rates of 25.0% and 26.6% for the nine months ended September 30, 2026 and 2025, respectively. Tax effects for quarterly periods were calculated as the year-to-date tax amounts less the tax reported for previous quarters during the year.
(ii)A reconciliation is provided on the previous table.
(iii)Annualized measure.
(iv)Beginning in 2026, Busey revised, for all periods presented, its calculation of return on average tangible common equity and adjusted return on average tangible common equity to eliminate the effects of intangible asset amortization from the numerator of both calculations.
First Busey Corporation (BUSE) | 2026 Q3 — 14

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Net Interest Margin and Adjusted Net Interest Margin

		Three Months Ended			Nine Months Ended
(dollars in thousands)		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net interest income (GAAP)		$153,145	$152,402	$155,137	$459,516	$412,051
Tax-equivalent adjustment(i)		851	841	788	2,569	2,116
Tax-equivalent net interest income (Non-GAAP)	[a]	153,996	153,243	155,925	462,085	414,167
Purchase accounting accretion related to business combinations		(5,199)	(4,150)	(5,854)	(14,743)	(15,701)
Adjusted net interest income (Non-GAAP)	[b]	$148,797	$149,093	$150,071	$447,342	$398,466

Average interest-earning assets (Non-GAAP)	[c]	$17,056,264	$16,508,372	$17,272,362	$16,744,898	$16,126,422

Net interest margin (Non-GAAP)(ii)	[a÷c]	3.58%	3.72%	3.58%	3.69%	3.43%
Adjusted net interest margin (Non-GAAP)(ii)	[b÷c]	3.46%	3.62%	3.45%	3.57%	3.30%
___________________________________________
(i)Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
(ii)Annualized measure.

Calculation of Pre-Provision Net Revenue and Related Measures

		Three Months Ended			Nine Months Ended
(dollars in thousands)		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net interest income (GAAP)		$153,145	$152,402	$155,137	$459,516	$412,051
Total noninterest income (GAAP)		40,402	44,311	41,198	126,978	107,284
Net security (gains) losses (GAAP)		703	(2,445)	288	(802)	10,059
Total noninterest expense (GAAP)		(111,398)	(112,635)	(120,018)	(353,552)	(359,881)
Pre-provision net revenue (Non-GAAP)	[a]	82,852	81,633	76,605	232,140	169,513
Acquisition and restructuring (income) expenses, excluding initial provision expenses		1,101	3,126	7,251	20,927	49,877
Adjusted pre-provision net revenue (Non-GAAP)	[b]	$83,953	$84,759	$83,856	$253,067	$219,390

Average total assets	[c]	$18,470,939	$17,887,097	$18,662,449	$18,140,923	$17,534,644

Pre-provision net revenue to average total assets (Non-GAAP)(i)	[a÷c]	1.78%	1.83%	1.63%	1.71%	1.29%
Adjusted pre-provision net revenue to average total assets (Non-GAAP)(i)	[b÷c]	1.80%	1.90%	1.78%	1.87%	1.67%
___________________________________________
(i)Annualized measure.
First Busey Corporation (BUSE) | 2026 Q3 — 15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Efficiency Ratio

		Three Months Ended			Nine Months Ended
(dollars in thousands)		September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net interest income (GAAP)	[a]	$153,145	$152,402	$155,137	$459,516	$412,051
Tax-equivalent adjustment(i)		851	841	788	2,569	2,116
Tax-equivalent net interest income (Non-GAAP)	[b]	153,996	153,243	155,925	462,085	414,167

Total noninterest income (GAAP)		40,402	44,311	41,198	126,978	107,284
Net security (gains) losses		703	(2,445)	288	(802)	10,059
Acquisition and restructuring (gain) loss		—	—	44	—	44
Adjusted noninterest income (Non-GAAP)	[c]	$41,105	$41,866	$41,530	$126,176	$117,387

Operating revenue (Non-GAAP)	[d = a+c]	$194,250	$194,268	$196,667	$585,692	$529,438
Tax-equivalent operating revenue (Non-GAAP)(ii)	[e = b+c]	195,101	195,109	197,455	588,261	531,554

Adjusted noninterest income to operating revenue (Non-GAAP)	[c÷d]	21.16%	21.55%	21.12%	21.54%	22.17%

Total noninterest expense (GAAP)		$111,398	$112,635	$120,018	$353,552	$359,881
Acquisition and restructuring expenses, excluding initial provision expenses		(1,101)	(3,126)	(7,207)	(20,927)	(49,833)
Adjusted noninterest expense (Non-GAAP)(iii)		110,297	109,509	112,811	332,625	310,048
Amortization of intangible assets		(4,151)	(4,232)	(4,507)	(12,674)	(12,182)
Adjusted noninterest expense excluding amortization of intangible assets (Non-GAAP)(iv)	[f]	$106,146	$105,277	$108,304	$319,951	$297,866

Efficiency ratio (Non-GAAP)(v)	[f÷e]	54.41%	53.96%	54.85%	54.39%	56.04%
___________________________________________
(i)Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
(ii)Beginning in 2026, Busey changed the caption for this revenue measure, which was previously called “adjusted tax-equivalent revenue.” The calculation itself has not changed.
(iii)Beginning in 2026, to better align with industry standards, Busey revised its calculation of adjusted noninterest expense, for all periods presented, to exclude any adjustment for amortization of intangible assets.
(iv)Beginning in 2026, Busey changed the caption for the efficiency ratio numerator from “adjusted noninterest expense” to “adjusted noninterest expense excluding amortization of intangible assets.” The calculation itself has not changed.
(v)Beginning in 2026, Busey now reports a single efficiency ratio, which was previously reported as the “adjusted efficiency ratio.”
First Busey Corporation (BUSE) | 2026 Q3 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Calculation of Tangible Common Equity, and Related Measures and Ratio

		As of
(dollars in thousands, except per share amounts)		September 30, 2026	June 30, 2026	September 30, 2025
Total assets (GAAP)		$18,558,606	$18,191,867	$18,188,628
Goodwill and other intangible assets, net		(467,137)	(471,288)	(485,203)
Tangible assets (Non-GAAP)(i)	[a]	$18,091,469	$17,720,579	$17,703,425

Total stockholders’ equity (GAAP)		$2,256,279	$2,383,170	$2,448,835
Preferred stock and additional paid in capital on preferred stock		(215,197)	(215,197)	(215,197)
Common equity	[b]	2,041,082	2,167,973	2,233,638
Goodwill and other intangible assets, net		(467,137)	(471,288)	(485,203)
Tangible common equity (Non-GAAP)	[c]	$1,573,945	$1,696,685	$1,748,435

Tangible common equity to tangible assets (Non-GAAP)	[c÷a]	8.70%	9.57%	9.88%

Ending number of common shares outstanding (GAAP)	[d]	81,276,654	83,189,501	88,789,043
Book value per common share (Non-GAAP)	[b÷d]	$25.11	$26.06	$25.16
Tangible book value per common share (Non-GAAP)	[c÷d]	$19.37	$20.40	$19.69

Calculation of Core Deposits and Related Ratio

		As of
(dollars in thousands)		September 30, 2026	June 30, 2026	September 30, 2025
Total deposits (GAAP)	[a]	$15,537,566	$15,128,745	$15,070,162
Brokered deposits, excluding brokered time deposits of more than $250,000		(10,000)	(60,043)	(125,432)
Time deposits of more than $250,000		(920,142)	(896,354)	(807,378)
Core deposits (Non-GAAP)	[b]	$14,607,424	$14,172,348	$14,137,352

Core deposits to total deposits (Non-GAAP)	[b÷a]	94.01%	93.68%	93.81%
First Busey Corporation (BUSE) | 2026 Q3 — 17

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures, the threat or implementation of tariffs, trade wars, and changes to immigration policy); (2) changes in, and the interpretation and prioritization of, local, state, and federal laws, regulations, and governmental policies (including those concerning Busey's general business); (3) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, military conflicts, acts of war or threats thereof, or other adverse external events that could increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, affect global supply chains, increase the volatility of financial markets, and other matters beyond our control (including the conflicts in the Middle East and Russia’s invasion of Ukraine); (4) unexpected results of acquisitions, which may include the failure to realize the anticipated benefits of the acquisitions and the possibility that the transaction and integration costs may be greater than anticipated; (5) the imposition of tariffs or other governmental policies impacting the value of products produced by Busey's commercial borrowers; (6) the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry, including investor and depositor sentiment regarding bank stability and liquidity; (7) new or revised accounting policies and practices as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board; (8) changes in interest rates and prepayment rates of Busey’s assets (including as a result of the recent increase in the benchmark federal funds rate by the Federal Reserve); (9) increased competition in the financial services sector (including from non-bank competitors such as credit unions, digital asset service providers, private credit, and fintech companies) and the inability to attract new customers; (10) technological changes implemented by us and other parties, including our third-party vendors, which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (11) the loss of key executives or associates, talent shortages, and employee turnover; (12) unexpected outcomes and costs of existing or new litigation, investigations, or other legal proceedings, inquiries, and regulatory actions involving Busey (including with respect to Busey’s Illinois franchise taxes); (13) fluctuations in the value of securities held in Busey’s securities portfolio, including as a result of changes in interest rates; (14) credit risk and risk from concentrations (by type of borrower, geographic area, collateral, and industry) within Busey's loan portfolio and large loans to certain borrowers (including commercial real estate loans); (15) the concentration of large deposits from certain clients who have balances above current Federal Deposit Insurance Corporation insurance limits and may withdraw deposits to diversify their exposure; (16) the level of non-performing assets on Busey’s balance sheets; (17) interruptions involving information technology and communications systems or third-party vendors; (18) breaches or failures of information security controls or cybersecurity-related incidents; (19) the availability of future equity and debt issuances and other capital raising opportunities on favorable terms; (20) the economic impact on Busey and its customers of climate change, natural disasters, and exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts; (21) the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact Busey's cost of funds; (22) the ability to maintain an adequate level of allowance for credit losses on loans; (23) the effectiveness of Busey’s risk management framework; and (24) the ability of Busey to manage the risks associated with the foregoing. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2026 Q3 — 18

END NOTES

1	Annualized measure.
2
Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), see "Non-GAAP Financial Information.”

3	Capital amounts and ratios as of September 30, 2026, are not yet finalized and are subject to change.
4	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
5	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
First Busey Corporation (BUSE) | 2026 Q3 — 19

FIRST BUSEY CORPORATION
11440 Tomahawk Creek Parkway, Leawood, KS 66211
NASDAQ: BUSE
Busey 2026 | All Rights Reserved

100 West University Avenue, Champaign, IL 61820

Member FDIC	busey.com